PROXY RESULTS (Unaudited)
During the six months ended June 30, 2008, Cohen & Steers Worldwide Realty Income Fund, Inc. shareholders voted on the following proposals at the annual meeting held on April 17, 2008. The description of each proposal and number of shares voted are as follows:

Common Shares
				Shares Voted			Authority
				     For			Withheld
To Elect Directors
Bonnie Cohen	 		  14,124,660 	 		438,545
Richard E. Kroon	 	  14,124,660 	 		438,545



Preferred Shares
				Shares Voted			Authority
				     For			Withheld
To Elect Directors
Bonnie Cohen	 			5,131 			    380
Richard E. Kroon	 		5,165 			    346
Willard H. Smith	 		5,264 			    247